Exhibit 10.2

EXECUTION COPY

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

EVANS & SUTHERLAND COMPUTER CORPORATION,

TRANSNATIONAL INDUSTRIES, INC.,

AND

SPITZ, INC.

DATED AS OF FEBRUARY 7, 2006

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3.1	ORGANIZATION AND GOOD STANDING	14
3.2	AUTHORITY AND VALIDITY	15
3.3	NONCONTRAVENTION	15
3.4	SEC REPORTS	15
3.5	PRO FORMA FINANCIAL STATEMENTS	16
3.6	FILINGS, CONSENTS AND APPROVALS	16
3.7	NO BROKERS	16
3.8	AUTHORIZATION OF SECURITIES; TITLE TO SECURITIES	16
3.9	EXEMPTION FROM REGISTRATION	17
3.10	OTHER REGISTRATION RIGHTS	17
3.11	REGISTRATION STATEMENT MATTERS	17
3.12	NASDAQ LISTING MATTERS	17
3.13	COMPLETENESS OF DISCLOSURE	17
3.14	NO OTHER REPRESENTATIONS OR WARRANTIES	17

SECTION 4 CLOSING CONDITIONS		17

4.1	CONDITIONS PRECEDENT TO CLOSING BY E&S	17
4.2	CONDITIONS PRECEDENT TO CLOSING BY TRANSNATIONAL AND SPITZ	19
4.3	PREPARATION AND DELIVERY OF PROXY STATEMENT	20

SECTION 5 ADDITIONAL COVENANTS OF THE PARTIES		20

5.1	REGISTRATION OF E&S STOCK	20
5.2	PAYMENT OF ACCOUNTS RECEIVABLE AND EXPENSES	20
5.3	ACCESS AND INVESTIGATION.	21
5.4	CONFIDENTIALITY.	22
5.5	PUBLIC ANNOUNCEMENTS	23
5.6	NOTIFICATION	23
5.7	CONDUCT OF SPITZ PRIOR TO CLOSING	23
5.8	DISCLOSURE SCHEDULE UPDATE	24
5.9	NON-COMPETITION	24
5.10	EMPLOYEE MATTERS	24
5.11	RESERVATION OF E&S STOCK SHARES	25
5.12	RESPONSIBILITY FOR FILING TAX RETURNS	26
5.13	TAX REORGANIZATION; CONSISTENT TAX TREATMENT	26
5.14	TRANSFER RESTRICTIONS	26
5.15	PREPARATION AND DELIVERY OF PROXY STATEMENT.	27
5.16	TRANSNATIONAL CONSENT SOLICITATION	27
5.17	TRANSNATIONAL POST-CLOSING OFFICER LETTER AGREEMENTS	27

SECTION 6 TERMINATION		28

6.1	TERMINATION	28
6.2	EFFECT OF TERMINATION	28

SECTION 7 INDEMNIFICATION; REMEDIES; SURVIVAL		28

7.1	CERTAIN DEFINITIONS	28
7.2	AGREEMENT OF TRANSNATIONAL TO INDEMNIFY E&S	28
7.3	AGREEMENT OF E&S TO INDEMNIFY TRANSNATIONAL	29

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7.4	PROCEDURES FOR INDEMNIFICATION	29
7.5	DEFENSE OF THIRD PARTY CLAIMS	30
7.6	SETTLEMENT OF THIRD PARTY CLAIMS	30
7.7	LIMITATIONS OF LIABILITY.	31
7.8	SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND COVENANTS	31
7.9	NET LOSSES; SUBROGATION; MITIGATION.	31
7.10	EXCLUSIVE REMEDY	31

SECTION 8 MISCELLANEOUS PROVISIONS		32

8.1	EFFECTIVENESS OF REPRESENTATIONS	32
8.2	KNOWLEDGE DEFINED	32
8.3	FURTHER ASSURANCES	32
8.4	AMENDMENT	32
8.5	EXPENSES	32
8.6	ENTIRE AGREEMENT	32
8.7	SEVERABILITY	32
8.8	NOTICES	33
8.9	HEADINGS	34
8.10	BENEFITS	34
8.11	ASSIGNMENT	34
8.12	GOVERNING LAW; JURISDICTION; SERVICE OF PROCESS.	34
8.13	CONSTRUCTION	34
8.14	THIRD PARTY BENEFICIARIES	34
8.15	COUNTERPARTS	35
8.16	FACSIMILE EXECUTION	35
8.17	SCHEDULES AND EXHIBITS	35

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into on February 7, 2006, by and among EVANS & SUTHERLAND COMPUTER CORPORATION, a Utah corporation (“E&S”), SPITZ, INC., a Delaware corporation (“Spitz”), and TRANSNATIONAL INDUSTRIES, INC., a Delaware corporation (“Transnational”), being the holder of all the issued and outstanding capital stock of Spitz.

BACKGROUND

WHEREAS, Transnational owns all of the shares of the issued and outstanding stock of Spitz (“Spitz Stock”).

WHEREAS, E&S is a corporation whose stock is quoted on the NASDAQ, that desires to acquire all of the issued and outstanding Spitz Stock.

WHEREAS, Transnational desires to sell to E&S, and E&S desires to purchase, the Spitz Stock from Transnational in exchange for shares of E&S’s common stock, pursuant to the terms and conditions set forth in this Agreement.

WHEREAS, Spitz joins in the execution of this Agreement in consideration of the anticipated benefit to be provided by its affiliation with E&S.

NOW THEREFORE, In consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

STATEMENT OF TERMS

SECTION 1
PURCHASE AND SALE OF STOCK

1.1                                 Purchase and Sale of Stock.  Transnational agrees to sell to E&S, and E&S agrees to purchase from Transnational, all of Transnational’s right, title and interest in the Spitz Stock, representing 100% of the issued and outstanding stock of Spitz, free and clear of all mortgages, liens, pledges, security interests, restrictions, encumbrances, or adverse claims of any nature, other than restrictions on sale, transfer, offer for sale, pledge, hypothecation or other disposition pursuant to applicable state and federal securities laws.

1.2                                 Consideration; Share Exchange.  Closing Date.  Subject to the share adjustment provisions of Section 1.2(b) below, at the Closing (as defined in Section 1.6 below), upon surrender of the certificates evidencing the Spitz Stock duly endorsed for transfer to E&S, E&S will cause 412,500 shares of common stock, par value $0.20 (such shares being issued hereunder, together with the below-defined “Additional E&S Stock,” being referred to collectively as the “E&S Stock”) to be issued to Transnational free and clear of all mortgages, liens, pledges, security interests, restrictions, encumbrances, or adverse claims of any nature, other than restrictions on sale, transfer, offer for sale, pledge, hypothecation or other disposition pursuant to applicable state and federal securities laws.  The issuance of the E&S Stock to Transnational shall be in full satisfaction of any right or interest which Transnational held in the

Spitz Stock.  The E&S Stock will be issued to Transnational, and may be subsequently distributed by Transnational to its shareholders as provided herein.  As a result of the exchange of the Spitz Stock for the E&S Stock, Spitz will become a wholly-owned subsidiary of E&S.  The number of shares of E&S being shall be subject to adjustment pursuant to Section 1.2(b) below.

(b)                                 The number of shares of E&S Stock shall be subject to the following post-Closing adjustments:

•                                          if the average daily closing price of E&S’ common stock for the 60 day period immediately preceding the Registration Date (the “60 Day Average”) equals $5.15 or less, then the number of shares of E&S Stock shall be increased by  0.15745 shares for each share of E&S Stock issued at Closing;

•                                          if the 60 Day Average equals $7.08 or more, then the number of shares of E&S Stock shall remain at the number of shares of E&S Stock issued at Closing;

•                                          if the 60 Day Average is between $5.15 and $7.08, then the number of shares of E&S Stock shall be increased for each $0.01 that the 60 Day Average is less than $7.08 by that number of shares equal to (i) 0.0008145, times (ii) the number of shares of E&S Stock issued at Closing.

Notwithstanding the above, if the 60 Day Average is less than or equal to $6.12, an additional 20,000 shares of E&S Stock shall be added to the above amount.  The additional shares of E&S Stock to be delivered to Transnational pursuant to this Section 1.2(b) are hereinafter referred to as the “Additional E&S Stock”).  Promptly after the Registration Date (but in no event later than two (2) days after the Registration Date), E&S will cause the shares of Additional E&S Stock to be issued to Transnational free and clear of all mortgages, liens, pledges, security interests, restrictions, encumbrances, or adverse claims of any nature, other than restrictions on sale, transfer, offer for sale, pledge, hypothecation or other disposition pursuant to applicable state and federal securities laws.

For purposes of further illustration, Exhibit E contains a detailed analysis of the calculation of the Additional E&S Stock payable under this Agreement; provided however, that the calculations in Exhibit E do not give effect to any issuance pursuant to Section 1.7 hereof.

1.3                                 Deliveries of Transnational and Spitz at Signing.  On or prior to the date hereof, Transnational and/or Spitz, as applicable, shall have delivered, or have caused to be delivered, to E&S  employment agreements, upon terms agreeable to E&S, duly executed by each of Jon Shaw and Paul Dailey, each of which shall be effective upon signing, with the employment term of each to commence immediately following the Closing, with said employment agreements to contain non-competition agreements duly executed by each of the officers, each of which shall become effective by its terms immediately following the Closing.

1.4                                 Deliveries of E&S at Signing.  On or prior to the date hereof, each of Jon Shaw and Paul Dailey shall have executed and delivered to Transnational a letter agreement (the

“Transnational Post-Closing Officer Letter Agreement”), the terms of which shall be satisfactory to E&S and Transnational, pursuant to which each of Messrs. Shaw and Dailey shall agree to continue to serve as officers of Transnational after the Closing for the limited purpose of orderly winding up and dissolving Transnational and to take such actions as officers as may be reasonably necessary or desirable in order to dissolve Transnational in accordance with the plan of dissolution approved by the Board of Directors and stockholders of Transnational.  Notwithstanding the immediately preceding sentence to the contrary, Transnational, E&S, and Messrs. Shaw and Dailey  agree that none of the activities of Messrs. Shaw or Dailey on behalf of Transnational shall unreasonably interfere with their duties owed to Spitz or E&S as officers of Spitz.  The obligations of Messrs. Shaw and Dailey to Transnational under the Transnational Post-Closing Officer Letter Agreement shall not exceed twenty hours per month, nor shall the term of such Letter Agreement exceed the later to occur of (i) eight months from the Closing Date; or (ii) two months after registration of the E&S Stock in accordance with Section 5.1 below.  Prior to Closing, Transnational shall provide E&S with evidence of the Post-Closing Insurance coverage in accordance with Section 5.17 below.

1.5                                 Closing.  The parties to this Agreement will hold a closing (the “Closing”) for the purpose of executing all of the documents contemplated by this Agreement (collectively, the “Transaction Documents”) and otherwise effecting the transactions contemplated by this Agreement, on the third business day after fulfillment or waiver of all conditions set forth in Section 4 (other than conditions which by their nature are to be satisfied at the Closing) or on such other date as the parties may mutually agree upon.  The Closing will be held at the offices of Spitz, Inc., Route 1 and Brandywine Drive, Chadds Ford, Pennsylvania, 19317, or at such other place as E&S and Transnational may reasonably agree.  The date on which the Closing actually occurs is referred to as the “Closing Date.”

1.6                                 Deliveries at the Closing.

(a)                                  At the Closing, Transnational and/or Spitz, as applicable, shall deliver, or cause to be delivered, to E&S:

(i)                                     a certificate of the Secretary or Assistant Secretary of Transnational as to the incumbency and signatures of the officers of Transnational executing this Agreement and the Transaction Documents executed by Transnational on the Closing Date as contemplated by this Agreement and attaching (a) a copy of Transnational’s certificate of incorporation, as amended through the Closing Date certified by the Secretary of State of the State of Delaware, (b) a true and correct copy of Transnational’s bylaws, as amended, and (c) true and correct copies of resolutions of Transnational’s board of directors;

(ii)                                  a certificate of the Secretary or Assistant Secretary of Spitz as to the incumbency and signatures of the officers of Spitz executing this Agreement and the Transaction Documents executed by Spitz on the Closing Date as contemplated by this Agreement and attaching (a) a copy of Spitz’s certificate of incorporation, as amended through the Closing Date certified by the Secretary of State of the State of Delaware, (b) a true and correct copy of Spitz’s bylaws, as amended, and (c) true and correct copies of resolutions of Spitz’s board of directors authorizing this Agreement and the transactions contemplated herein;

(iii)                               certificates representing all of the issued and outstanding Spitz Stock, duly endorsed in blank (or accompanied by duly executed stock powers duly endorsed in blank), in each case in proper form for transfer, with signatures guaranteed, and, if applicable, with all stock transfer and any other required documentary stamps affixed thereto or appropriate instructions or agreements from Transnational to allow the shares of Spitz Stock to be legally and beneficially transferred into the name of E&S; and

(iv)                              the Registration Rights Agreement, in substantially the form of Exhibit B attached to this Agreement, duly executed by Transnational.

(b)                                 At the Closing, E&S shall deliver, or cause to be delivered, to Transnational:

(i)                                     a certificate of the Secretary or Assistant Secretary of E&S as to the incumbency and signatures of the officers of E&S executing this Agreement and any other Transaction Documents executed by E&S on the Closing Date as contemplated by this Agreement and attaching (a) a copy of E&S’s certificate of incorporation, as amended through the Closing Date certified by the Secretary of State of the State of Utah, (b) a true and correct copy of E&S’s bylaws, as amended, and (c) true and correct copies of resolutions of E&S’s board of directors authorizing this Agreement and the transactions contemplated herein;

(ii)                                  certificates representing the E&S Stock, duly executed (or accompanied by duly executed stock powers) or evidence that E&S has given irrevocable written instructions to E&S’s transfer agent for the delivery of the certificates to Transnational, such certificates to contain a legend describing the restrictions of federal and state securities laws as provided in Section 5.14 hereof; and

(iii)                               the Registration Rights Agreement, in substantially the form of Exhibit B attached to this Agreement, duly executed by E&S.

(c)                                  At the Closing, Transnational and Spitz, shall deliver to each other, a duly executed cross release in substantially the form attached hereto as Exhibit A (the “Cross Release”)

1.7                                 Election to Decrease Accounts Receivable Primary Repayment Amount and Increase the Number of E&S Stock.  By written election to E&S in the Accounts Receivable Notice prior to the payment of the Accounts Receivable Primary Repayment Amount (as those terms are defined in Section 5.2) by Spitz, Transnational may elect to reduce the Accounts Receivable Primary Repayment Amount by up to $250,000, and, at the Closing, receive that number of additional shares of E&S Stock calculated as (i) the total reduction to the Accounts Receivable Primary Repayment Amount, divided by, (ii) $7.08 (all such additional shares shall also be considered “E&S Stock” for all purposes hereunder).

SECTION 2
REPRESENTATIONS AND WARRANTIES
OF TRANSNATIONAL AND SPITZ

Transnational and Spitz hereby jointly and severally represent and warrant to E&S, and acknowledge and agree that E&S is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of E&S, as follows:

2.1                                 Organization and Good Standing.  Each of Transnational and Spitz is an entity duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease and to carry on its business as now being conducted.  Transnational and Spitz are each duly qualified to do business and are in good standing as foreign corporations in each of the jurisdictions in which they own property, lease property, do business, or are otherwise required to do so, where the failure to be so qualified would have a Material Adverse Effect (a defined in Section 2.7).

2.2                                 Authority and Validity.  Each of Transnational and Spitz has all requisite corporate power and authority to enter into this Agreement and the Transaction Documents to which either is a party and to perform its obligations thereunder and to consummate the transactions contemplated thereby.  The execution and delivery of this Agreement and each of the Transaction Documents to which either is a party by Transnational or Spitz and the consummation by Transnational and Spitz of the transactions contemplated thereby, have been duly authorized by the respective boards of directors of Transnational and Spitz and no other corporate proceedings on the part of Transnational or Spitz (or their respective stockholders) are necessary to authorize such documents or to consummate the transactions contemplated thereby (other than such shareholder approval as described in Section 4.1(e) hereof).  This Agreement has been, and all the other Transaction Documents to which it is a party when executed and delivered by Transnational and Spitz as contemplated by this Agreement will be, duly executed and delivered by Transnational and Spitz and this Agreement is, and the other Transaction Documents when executed and delivered by Transnational and Spitz as contemplated hereby will be, the valid and binding obligation of Transnational and Spitz enforceable in accordance with their respective terms, except (1) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (2) as limited by general legal principles of equity.

2.3                                 Title to Spitz Stock.  Transnational has full right, power and authority to sell, transfer and deliver the Spitz Stock, and upon delivery of the certificates therefor as contemplated in this Agreement, Transnational will transfer to E&S good title to the Spitz Stock, including all voting and other rights to such Spitz Stock, free and clear of all pledges, liens, security interests, adverse claims, options, rights of any third party, or other encumbrances, other than restrictions on sale, transfer, offer for sale, pledge, hypothecation or other disposition pursuant to applicable federal and state securities laws.

2.4                                 Capitalization of Spitz.  The entire authorized capital stock and other equity securities of Spitz consists of 1,000 shares of common stock, par value $0.01, one hundred of which are issued and outstanding to Transnational.  There are no agreements purporting to restrict the transfer of the Spitz Stock, nor any voting agreements, voting trusts or other arrangements restricting or affecting the voting of the Spitz Stock.  The Spitz Stock held by Transnational is duly and validly issued, fully paid and non-assessable, and issued in full compliance with all federal, state, and local laws, rules and regulations.  There are no subscription rights, options, warrants, convertible securities, or other rights (contingent or otherwise) presently outstanding, for the purchase, acquisition, or sale of the capital stock of Spitz, or any securities convertible into or exchangeable for capital stock of Spitz or other securities of Spitz, from or by Spitz.  There are no stock appreciation rights, phantom stock, or similar rights in existence with respect to Spitz.

2.5                                 No Spitz Subsidiaries.  Except as set forth in Disclosure Schedule 2.5, Spitz and Transnational each represent and warrant that Spitz has no Subsidiaries.  As used in this Agreement, the term “Subsidiaries” means, with respect to any person or other entity, any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is at that time directly or indirectly owned or controlled by such person, corporation or other entity, or by any one or more of its Subsidiaries, or by such person, corporation or other entity, and one or more of its Subsidiaries.

2.6                                 Noncontravention.  Except as set forth in Disclosure Schedule 2.6, neither the execution, delivery and performance of the Transaction Documents, nor the consummation of the transactions contemplated thereby nor compliance with the provisions thereof, will:

(a)                                  Result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any material obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of Transnational or Spitz under any term, condition or provision of any (x) loan or credit agreement, note, bond, mortgage or indenture, (y) real property lease, material personal property lease or other material agreement, or (z) any material permit, or license;

(b)                                 Violate any provision of the articles or certificate of incorporation or by-laws of either Transnational or Spitz; or

(c)                                  Violate any judgment, order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to Transnational or Spitz or any of its their properties or assets.

2.7                                 Actions and Proceedings.  There is no claim, charge, arbitration, grievance, action, suit, investigation or proceeding by or before any court, arbiter, administrative agency or other governmental authority now pending or, to Transnational’s or Spitz’s knowledge, threatened against Transnational, Spitz, or which involves any of the business, or the properties or assets of Transnational or Spitz that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, prospects, or conditions of Spitz (a “Material Adverse Effect”), except as set forth on Disclosure Schedule 2.7.  To

Transnational’s or Spitz’s knowledge, no event has occurred or circumstance exists that Transnational or Spitz expect to give rise to or serve as a basis for the commencement of any such claim, charge, grievance, proceeding, or governmental investigation, except as set forth on Disclosure Schedule 2.7.  Disclosure Schedule 2.7 also lists all pending legal claims or proceedings, whether or not such claim or proceeding would result in a Material Adverse Effect if decided against Spitz.

2.8                                 Compliance.

(a)                                  Spitz is in compliance in all material respects with, and not in default or violation in any material respect under, and has not received any notice or written communication within the last three (3) years of any material violation by it of, any statute, law, ordinance, regulation, rule, decree or other applicable regulation to the business or operations of Spitz.

(b)                                 Spitz is not subject to any judgment, order or decree entered in any lawsuit or proceeding applicable to its business and operations that would have a Material Adverse Effect.

(c)                                  Spitz has duly filed all reports and returns required to be filed by it with governmental authorities and has obtained all governmental permits and licenses and other governmental consents where the failure to do so would have a Material Adverse Effect, except as may be required after the execution of this Agreement.  All of such permits, licenses and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or, to the best knowledge of Spitz and Transnational, threatened, that would have a Material Adverse Effect.

(d)                                 Spitz has operated in material compliance with all laws, rules, statutes, ordinances, orders and regulations applicable to its business, including, without limitation, those applicable to Spitz under the Occupational Safety and Health Act of 1970, as amended, or any equivalent state law where the failure to do so would have a Material Adverse Effect.  Except as set forth in Disclosure Schedule 2.8, neither Transnational nor Spitz has received any notice of any violation thereof.

2.9                                 Filings, Consents and Approvals.  Except as listed on Disclosure Schedule 2.9, no filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or governmental body or authority is necessary for the consummation by Transnational and Spitz of the transactions contemplated by this Agreement.

2.10                           Financial Representations.

(a)                                  The books of account and other financial records of Spitz, all of which have been made available to E&S, are true and correct and have been properly maintained in all material respects in accordance with sound business and accounting practices.

(b)                                 Included in Disclosure Schedule 2.10 is the audited balance sheet of Spitz as of January 31, 2005, and the related audited statements of income, cash flows, and changes in shareholder’s equity for the fiscal year then ended, as well as the unaudited balance sheet, and the related statements of income, cash flows, and changes in shareholders equity as of October 31, 2005 prepared and/or reported on by Stockton and Bates LLP, independent certified public accountants.  Such balance sheets and related statements of income and cash flow are herein referred to as the “Financial Statements.”

(c)                                  The Financial Statements (x) have been prepared from the books of Spitz in accordance with United States generally accepted accounting principles, consistently applied (“GAAP”) except that the unaudited interim Financial Statements do not contain notes and are subject to recurring year end adjustments that will not have a Material Adverse Effect and (y) present fairly in all material respects the financial position of the business as of the date of such statements and the results of operations of the business for the periods covered thereby.

2.11                           Accounts.  Disclosure Schedule 2.11 sets forth and describes (a) all bank accounts owned or maintained by Spitz and all authorized signatories with respect thereto, and (b) all safety deposit boxes maintained by Spitz and all persons who have access with respect thereto.

2.12                           Absence of Undisclosed Liabilities.  Except as set forth in Disclosure Schedule 2.12, Spitz has no liabilities or obligations either direct or indirect, matured or unmatured, absolute, contingent or otherwise, except (a) such liabilities or obligations as are reserved against or reflected in the Financial Statements or of a nature not otherwise required pursuant to GAAP to be reserved against or reflected therein, (b) such liabilities or obligations as have been incurred in the ordinary course of business since October 31, 2005 and have been disclosed to E&S, or (c) other liabilities that are, individually and in the aggregate, immaterial.  For purposes of this Agreement, the term “liabilities” includes, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

2.13                           Tax Matters.  “Tax” or “Taxes” means any and all taxes, charges, fees, levies, duties or other assessments whether federal, state, local or foreign, based upon or measured by income, capital, net worth or gain and any other tax including, recapture, gross receipts, profits, sales, use, occupation, use and occupancy, value added, ad valorem, customers, transfer, franchise, shares, withholding, payroll, employment, excise, or property taxes with respect to Spitz or for which Spitz has liability under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), together with any interest, fines, penalties and additions to tax imposed with respect thereto.  “Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.  “Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.  “Treasury Regulation” means those regulations promulgated by the Internal Revenue Service under the Code.

Except as set forth in Disclosure Schedule 2.13:

(a)                                  As of the date hereof, (i) Transnational and Spitz have each timely filed all income Tax Returns and all other material Tax Returns which are required to be filed on or prior to the date hereof, taking into account any extensions of the filing deadlines which have been validly granted to them; and (ii) all such returns are true and correct in all material respects.

(b)                                 Transnational and Spitz have each paid all income and other material Taxes that have become or are due with respect to any period ended on or prior to the date hereof, and have established an adequate reserve therefore on each of their balance sheets for those Taxes not yet due and payable.

(c)                                  Neither Transnational nor Spitz is presently under, nor has either received notice of, any contemplated investigation or audit by the Internal Revenue Service or any foreign or state agency concerning any fiscal year or period ended prior to the date hereof.

(d)                                 All Taxes required to be withheld by Transnational or Spitz on or prior to the date hereof from employees for income Taxes, social security Taxes, unemployment Taxes and other similar withholding Taxes have been properly withheld and, if required on or prior to the date hereof, have been deposited with the appropriate governmental agency.

(e)                                  Neither Transnational nor Spitz is a party to any tax-sharing agreements or similar contracts or arrangements.

2.14                           Absence of Changes.  Except as set forth in Disclosure Schedule 2.14 and except for the transactions contemplated by this Agreement (including, without limitation, the transactions contemplated by Section 5.2 below), since January 31, 2005, Spitz has not:

(i)                                     (A) incurred any liabilities in excess of $10,000 other than liabilities incurred in the ordinary course of business consistent with past practice, (B) discharged or satisfied any lien or encumbrance, or paid any liabilities, in excess of $10,000 other than in the ordinary course of business consistent with past practice, or (C) failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it;

(ii)                                  sold, encumbered, assigned or transferred any material assets or properties, except for ordinary course of business transactions consistent with past practice;

(iii)                               created, incurred, assumed or guaranteed any indebtedness for money borrowed in excess of $10,000 (excluding trade payables), or mortgaged, pledged or subjected any of the assets or properties of Spitz to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

(iv)                              made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, whether or not in the ordinary course of business;

(v)                                 declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its capital shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its capital shares or equity securities;

(vi)                              suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its business, operations, assets, properties or prospects;

(vii)                           suffered any material adverse change in its business, operations, assets, properties, prospects or condition (financial or otherwise);

(viii)                        received notice or had knowledge of any actual or threatened labor trouble, termination, resignation, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on its business, operations, assets, properties or prospects;

(ix)                                made commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $10,000.00, except such as may be involved in ordinary repair, maintenance or replacement of its assets;

(x)                                   other than in the ordinary course of business, increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or made any increase in, or any addition to, other benefits to which any of its employees may be entitled;

(xi)                                changed any of the accounting principles followed or the methods of applying such principles; or

(xii)                             agreed, whether in writing or orally, to do any of the foregoing.

2.15                           Personal Property.  Disclosure Schedule 2.15 contains a list of all material equipment, furniture, fixtures and other tangible personal property and assets (but excluding inventory) owned or leased by Spitz with a current value as reflected in the Financial Statements in excess of $20,000.00.  Except as disclosed on Disclosure Schedule 2.15, Spitz possesses all property and items necessary for the continued operation of the business of Spitz as presently conducted.  All of such items are in good operating condition (normal wear and tear excepted), and are reasonably fit for the purposes for which the such item is presently used.

2.16                           Related Entities.  Except as set forth on Disclosure Schedule 2.16, neither Spitz, nor its stockholder, directors, officers or employees of Spitz, or any member of his or her immediate family or any other of its, his or her affiliates, owns or has an ownership interest in any corporation or other entity that is or was during the last three years a party to, or in any property which is or was during the last three years the subject of, any material contract, agreement or understanding, business arrangement or relationship with Spitz.  Disclosure Schedule 2.16 provides a description of each such related entity and the interest held therein.

2.17                           Insurance.  The assets, properties and operations of Spitz are insured under various policies of general liability and other forms of insurance consistent with prudent business practices.  All such policies are in full force and effect in accordance with their terms, no written notice of cancellation has been received, and there is no existing default by Spitz or event which, with the giving of notice, the lapse of time or both, would constitute a default thereunder.  All premiums that are due and payable have been paid in full.

2.18                           Labor Matters.

(a)                                  Except as set forth in Disclosure Schedule 2.18, no employee of Spitz is covered by any collective bargaining agreement.

(b)                                 Spitz has complied, and is currently in compliance, in all material respects with applicable laws, rules and regulations relating to the employment of labor, including without limitation those relating to wages, hours, unfair labor practices, discrimination and payment of social security and similar taxes.

(c)                                  There is no claim, charge, arbitration, grievance, action, suit, investigation or proceeding by or before any court, arbiter, administrative agency or other governmental authority now pending or, to Transnational’s or Spitz’s knowledge, threatened against Spitz relating to employment issues or the Benefit Plans.

(d)                                 With respect to its business, Spitz is not delinquent in payment to any employee for any unpaid wages, bonuses, commissions, or other compensation, or any tax, penalty, assessment, or forfeiture for failure to comply with any of the foregoing.  Other than as set forth on Disclosure Schedule 2.18, all officers and employees of Spitz are employees at-will, and for indefinite terms and there is no outstanding agreement or arrangement with respect to severance payments.

(e)                                  Spitz has delivered to E&S a complete and accurate list of the following information for each officer, employee, consultant, independent contractor, temporary non-employee, leased employee, member or director of Spitz, including each employee on leave of absence or layoff status describing: employee’s name; job title; full or part-time (and temporary or regular) status; date of hire; date of birth; current compensation paid or payable and any change in compensation since January 31, 2005; benefits elected; vacation accrued; and service credited for purposes of vesting and eligibility to participate and terms of participation under any of the Benefit Plans (as defined in Section 2.19 of this Agreement).

(f)                                    Spitz has delivered to E&S a complete and accurate list of employees not actively at work and the reason for each absence.

2.19                           Benefit Plans and Arrangements.  Disclosure Schedule 2.19 contains a list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), and all other deferred compensation or fringe benefit plans, arrangements or practices of Spitz, including without limitation, severance pay, stock options and similar plans or arrangements and other benefit obligations of Spitz, whether oral or written, to any of its employees (the “Benefit Plans”).  A true and complete copy of each Benefit Plan has been provided to E&S.  The Benefit Plans are the only Benefit Plans maintained by or contributed to by Spitz for the benefit of its stockholder, officers, directors, employees or former employees which are related to the assets of Spitz, or the business of Spitz.  Each such Benefit Plan, which is subject to ERISA and the Code, is and always has been in material compliance with the provisions of ERISA and the Code, and they, and all other such plans are in material compliance with all other laws applicable thereto.  Spitz maintains no plan or program that provides post-retirement medical or death benefits or other post-retirement health or welfare benefits.  Spitz has never contributed to nor been obligated to contribute to any multiemployer plan as said term is defined in Section 4001(a)(3) of ERISA.  The consummation of the transactions contemplated by this Agreement will not accelerate or increase any liability, or accelerate or increase any right or benefit to which employees may be entitled to, under any of the Benefit Plans.  Except as specifically disclosed in Disclosure Schedule 2.19, there are no actions, audits, investigations, suits or claims pending, or, to the knowledge of Spitz, threatened against Spitz, its Subsidiaries, or any of the Benefit Plans and they have no liabilities with respect to any of the Benefit Plans.

2.20                           Intellectual Property.  Listed on Disclosure Schedule 2.20 are all intellectual property assets used by Spitz in the operation of its business, including trade names, patents, service marks, registered copyrights, and any applications for any of the foregoing (the “Intellectual Property Assets”).  The Intellectual Property Assets include all those necessary for the operation of the business of Spitz as they are currently conducted.  Unless stated otherwise on Disclosure Schedule 2.20, Spitz is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.  Spitz does not infringe upon or unlawfully or wrongfully use any trademarks, patents, copyrights or trade secrets owned or claimed by another.  Disclosure Schedule 2.20 lists all confidentiality or non-disclosure agreements to which Spitz or any of its employees is a party.  No employee, director, officer or stockholder of Spitz owns, directly or indirectly, in whole or in part, any Intellectual Property Asset used by Spitz.  Except as set forth on Disclosure Schedule 2.20, Spitz possesses Confidentiality and Invention Assignment agreements for each of its employees, agents, and contractors.

2.21                           Real Property.

(a)                                  Disclosure Schedule 2.21 contains a true and correct list of each parcel of real property owned by Spitz.  Transnational and Spitz have delivered or made available to E&S copies of the deeds or other instruments evidencing the ownership of such real property.  Spitz owns, with good and marketable title, each property that it purports to own, including the property reflected in the Financial Statements, subject only to those mortgages or liens detailed in the Financial Statements.

(b)                                 Disclosure Schedule 2.21 also contains a true and correct list of each parcel of real property leased by Spitz, detailing the expiration date of each lease, and the monthly rent payable thereunder.  All of the leases detailed in Disclosure Schedule 2.21 are in full force and effect, and, to the knowledge of Spitz, no event has occurred which with the passing of time, the giving of notice, or both, would constitute a default under any of the leases.

(c)                                  Spitz has not received written notice of any pending or threatened eviction proceedings, condemnations, planned public improvements, annexation, special assessments, zoning or subdivision changes, or other adverse claims affecting the leased real property, except as set forth in Disclosure Schedule 2.21.  There are no material past due ad valorem or other real estate taxes, assessments, or other charges affecting the leased real property.

2.22                           Material Contracts and Transactions.  Disclosure Schedule 2.22 contains a list of all material contracts, agreements, licenses, permits, arrangements, commitments, instruments, understandings or contracts, whether written or oral, express or implied, contingent, fixed or otherwise, to which Spitz is a party (collectively, the “Contracts”).

(a)                                  Except as listed on Disclosure Schedule 2.22, Spitz is not a party to any written or oral:

(i)                                     contract for the purchase, sale or lease of any capital assets, or continuing contracts for the purchase or lease of any materials, supplies, equipment, real property or services;

(ii)                                  agreement regarding sales agency, distributorship, or the payment of commissions;

(iii)                               agreement for the employment or consultancy of any person or entity;

(iv)                              note, debenture, bond, trust agreement, letter of credit agreement, loan agreement, or other contract or commitment for the borrowing or lending of money, or agreement or arrangement for a line of credit or guarantee, pledge, or undertaking of the indebtedness of any other person;

(v)                                 agreement, contract, or commitment for any charitable or political contribution;

(vi)                              agreement, contract, or commitment limiting or restraining Spitz, their business or any successor thereto from engaging or competing in any manner or in any business or from hiring any employees, nor is any employee of Spitz subject to any such agreement, contract, or commitment;

(vii)                           material agreement, contract, or commitment not made in the ordinary course of business;

(viii)                        agreement establishing or providing for any joint venture, partnership, or similar arrangement with any other person or entity;

(ix)                                agreement, contract or understanding containing a “change in control,” “potential change in control” or similar provision;

(x)                                   agreement, contract or understanding requiring the guarantee or assurance of Transnational or any other third party; or

(xi)                                power of attorney or similar authority to act.

(b)                                 (A) each Contract is in full force and effect and (B) there exists no material breach or violation of or default by Spitz under any Contract nor by any other party to a Contract, or any event that with notice or the lapse of time, or both, will create a material breach or violation thereof or default under any Contract by Spitz, nor, to the knowledge of Spitz, by any other party to a Contract.  Except as listed on Disclosure Schedule 2.22, the consummation of the transaction contemplated by this Agreement shall not effect the continuation, validity, and effectiveness of any Contract.  Except as listed on Disclosure Schedule 2.22, to the knowledge of Spitz or Transnational, there exists no actual or threatened termination, cancellation, or limitation of, or any amendment, modification, or change to (except for the performance thereof in the ordinary course of business), any Contract.  A true, correct and complete copy (and if oral, a description of material terms) of each Contract, as amended to date, has been furnished to E&S.

2.23                           Access to Information.  Transnational and Spitz have had access to all documents and information about E&S and have reviewed sufficient information to allow them to evaluate the merits and risks of the acquisition of the E&S Stock.

2.24                           Securities Acknowledgement.  Transnational acknowledges and agrees that the E&S Stock has not been registered pursuant to the Securities Act or any state securities law.  Transnational acknowledges that the E&S Stock may not be transferred other than pursuant to a valid registration or an exemption from the registration requirements of the federal or state securities laws.

2.25                           No Brokers.  Neither Transnational nor Spitz has incurred any obligation or liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the transactions contemplated by this Agreement for which E&S would be responsible.

2.26                           No Inter-Company Claims.  To the knowledge of Spitz, Spitz possesses no material causes of action, claims, charges, grievances, actions, suits, potential actions, or potential suits against Transnational.

2.27                           Completeness of Disclosure.  No representation or warranty by Transnational or Spitz in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to E&S pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.

2.28                           No Other Representations or Warranties.  Except for the representations and warranties of Transnational and Spitz expressly set forth in this Section 2, neither Transnational nor Spitz makes any other express or implied representation or warranty.

SECTION 3
REPRESENTATIONS AND WARRANTIES OF E&S

E&S hereby represents and warrants to Transnational and Spitz, and acknowledges and agrees that Transnational and Spitz are relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of Transnational or Spitz, as follows:

3.1                                 Organization and Good Standing.  E&S is a corporation duly organized, validly existing and in good standing under the laws of Utah and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

3.2                                 Authority and Validity.  E&S has all requisite corporate power and authority to enter into this Agreement and the Transaction Documents to which it is a party and to perform its obligations thereunder and to consummate the transactions contemplated thereby.  The execution and delivery of this Agreement and each of the Transaction Documents to which it is a party by E&S and the consummation by E&S of the transactions contemplated thereby, have been duly authorized by the board of directors of E&S and no other corporate proceedings on the part of E&S (or its stockholders) are necessary to authorize such documents or to consummate the transactions contemplated thereby.  This Agreement has been, and all the other Transaction Documents to which it is a party when executed and delivered by E&S as contemplated by this Agreement will be, duly executed and delivered by E&S and this Agreement is, and the other Transaction Documents when executed and delivered by E&S as contemplated hereby will be, the valid and binding obligation of E&S enforceable in accordance with their respective terms, except (1) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (2) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.3                                 Noncontravention.  Neither the execution, delivery and performance of the Transaction Documents, nor the consummation of the transactions contemplated thereby nor compliance with the provisions thereof, will:

(a)                                  Result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any material obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of E&S under any term, condition or provision of any (x) loan or credit agreement, note, bond, mortgage or indenture, (y) lease or other material agreement, or (z) any material permit, or license;

(b)                                 Violate any provision of the articles of incorporation or by-laws of E&S; or

(c)                                  Violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to E&S or any of its properties or assets.

3.4                                 SEC Reports.  E&S has filed all reports required to be filed by it under the Securities Act of 1933, as amended (the “Securities Act”) and the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) for the twelve months preceding the Closing Date (the foregoing materials being collectively referred to herein as the “SEC Reports”) on a timely basis or has timely filed a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Securities and Exchange Commission (the

“SEC”) promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of E&S included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of E&S as of and for the dates thereof and the results of operations and cash flows for the periods then ended.

3.5                                 Pro Forma Financial Statements.  E&S has delivered to Transnational the following financial projections (collectively, the “Financial Projections”): (i) pro forma consolidated balance sheet of E&S as of December 31, 2006 and December 31, 2007 and (ii) the related pro forma consolidated statement of income as of December 31, 2006 and December 31, 2007, which Financial Projections reflect the consummation of the Flight Simulator Divestiture and the transactions contemplated hereunder.  The Financial Projections (x) were prepared by management of E&S in good faith and based on good faith estimates and assumptions believed by management of E&S to be reasonable at the time and (y) as of the date hereof, to the knowledge of E&S, the assumptions on which the Financial Projections are based are reasonable and consistent with all facts known to the management of E&S and such projections are reasonably based on such assumptions and are considered by management of E&S to be the most likely financial scenario; provided, however, that E&S makes no representation to Transnational that such projections are accurate.  The Parties acknowledge and agree that various material changes may occur, including  but not limited to the Flight Simulator Divestiture transaction being terminated, which could make the Financial Projections inaccurate and irrelevant.  The expenses related to the flight simulator business of E&S which are eliminated in the Financial Projections are not anticipated by E&S’s management to be incurred by E&S or necessary after the Closing of the transactions contemplated by the Flight Simulator Purchase Agreement in order for E&S to operate its other business lines in the ordinary course of business.

3.6                                 Filings, Consents and Approvals.  Except as listed on Disclosure Schedule 3.6, no filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or governmental body or authority or other person or entity is necessary for the consummation by E&S of the transactions contemplated by this Agreement.

3.7                                 No Brokers.  E&S has not incurred any obligation or liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the transactions contemplated by this Agreement for which Spitz or Transnational would be responsible.

3.8                                 Authorization of Securities; Title to Securities.  The E&S Stock, when issued and delivered in accordance with this Agreement shall be validly issued, fully paid, and nonassessable and shall not be issued in violation of any preemptive rights of E&S’s stockholders.  When the certificates representing the E&S Stock have been duly delivered in accordance with this Agreement, Transnational shall receive good title to the E&S Stock.  All such title shall be free and clear of all pledges, liens, security interests, adverse claims, options, rights of any third party, or other encumbrances other than restrictions on sale, transfer, offer for sale, pledge, hypothecation or other disposition pursuant to applicable federal and state securities laws.

3.9                                 Exemption from Registration.  Subject to the accuracy of the representations and warranties of Transnational contained in Sections 2.23 and 2.24 above, the offer and sale of the E&S Stock to Transnational pursuant to the terms of this Agreement is exempt from the registration requirements of the Securities Act and rules and regulations promulgated thereunder.

3.10                           Other Registration Rights.  Except as set forth in Disclosure Schedule 3.10, E&S is not currently subject to any agreement providing any person or entity any rights (including piggyback registration rights) to have any securities of E&S registered with the SEC or registered or qualified with any other governmental authority.

3.11                           Registration Statement Matters.  E&S meets the eligibility requirements for use of a Form S-3 Registration Statement for the resale of the E&S Stock.

3.12                           NASDAQ Listing Matters.  The Common Stock of E&S is registered and designated for quotation on the Nasdaq Stock Market under the ticker symbol “ESCC.”  E&S is not in violation of the listing requirements of the Nasdaq Stock Market and has no knowledge of any facts which would reasonably lead to delisting or suspension of E&S’s common stock.  The issuance and sale of the E&S Stock in accordance with this Agreement does not contravene the rules and regulations of the Nasdaq Stock Market.

3.13                           Completeness of Disclosure.  No representation or warranty by E&S in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Transnational or Spitz pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.

3.14                           No Other Representations or Warranties.  Except for the representations and warranties of E&S expressly set forth in this Section 3, E&S does not make any other express or implied representation or warranty.

SECTION 4
CLOSING CONDITIONS

4.1                                 Conditions Precedent to Closing by E&S.  E&S’s obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the conditions set forth below and/or the delivery of all of the documents, items, certificates and instruments described below, all of which documents, items, certificates and instruments must be in form and substance reasonably satisfactory to E&S, unless any such condition is waived by E&S at the Closing.  The Closing of the transactions contemplated by this Agreement will be deemed to mean a waiver of all conditions to Closing.

(a)                                  Representations and Warranties.  The representations and warranties of Transnational and Spitz set forth in this Agreement will have been true, correct and complete in all respects as of the date hereof.

(b)                                 Performance.  All of the covenants and obligations that Transnational and Spitz are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.  Transnational and Spitz must have delivered each of the documents required to be delivered by it pursuant to this Agreement and all such documents are reasonably satisfactory to E&S.

(c)                                  No Registration or Reports.  Neither Transnational nor Spitz shall be registered under the Exchange Act, nor shall Transnational or Spitz be required to file any reports under the Exchange Act or the Securities Act.

(d)                                 Approval by Transnational’s Shareholders.  The shareholders of Transnational will have validly approved the transactions contemplated by this Agreement as required by the Delaware General Corporation Law.

(e)                                  Approval by Spitz’s Shareholders.  The shareholder of Spitz will have validly approved the transactions contemplated by this Agreement as required by the Delaware General Corporation Law.

(f)                                    No Legal Impediment.  No suit, action, or proceeding will be pending or threatened before any governmental or regulatory authority wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would (1) prevent consummation of any of the transactions contemplated by this Agreement as reasonably determined by E&S (2) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (3) adversely affect the right of E&S to own, operate or control the business or assets of Spitz.

(g)                                 Opinion of Counsel.  Transnational shall furnish E&S with an opinion of counsel, dated as of the Closing Date, in substantially the form of Exhibit C attached to this Agreement.

(h)                                 No Material Adverse Effect.  From the date hereof to the Closing Date, Spitz shall not have suffered a Material Adverse Effect caused or contributed by Spitz’s conducting of business other than in the ordinary course of business (and without the prior consent of E&S to conduct business other than in the ordinary course) consistent with past practice.  It is hereby agreed and understood that for purposes of this Section 4.1(h), a Material Adverse Effect shall be strictly construed in accordance with the preceding sentence and, for the avoidance of doubt, shall not result from (x) downward movements in the stock price of Transnational, (y) adverse changes in the business, assets or prospects of Spitz incurred in the ordinary course of business consistent with past practice and not caused, or contributed to by, the actions of Transnational or Spitz, or (z) adverse changes in the business, assets or prospects of Spitz arising solely from the announcement of the transactions contemplated by this Agreement.  Transnational and Spitz will each have delivered to E&S a certificate dated as of the Closing Date, to the effect that no Material Adverse Effect caused or contributed to by Spitz’s conducting of business other than in the ordinary course of business shall have occurred, or if that is not the case, including a description of the extent to which such Material Adverse Effect does exist.

(i)                                     Bank Accounts and Loans.  Transnational, E&S and First Keystone Bank shall have executed and delivered new line of credit documents on commercially reasonable terms and conditions as substantially set forth in the commitment letter agreement attached hereto as Exhibit D.

4.2                                 Conditions Precedent to Closing by Transnational and Spitz.  Transnational’s and Spitz’s obligation to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the conditions set forth below and/or the delivery of all of the documents, items, certificates and instruments described below, all of which documents, items, certificates and instruments must be in form and substance reasonably satisfactory to Transnational, unless such condition is waived by Transnational at the Closing.  The Closing of the transactions contemplated by this Agreement will be deemed to mean a waiver of all conditions to Closing.

(a)                                  Representations and Warranties.  The representations and warranties of E&S set forth in this Agreement will have been true, correct and complete in all respects as of the date hereof.

(b)                                 Performance.  All of the covenants and obligations that E&S is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.  E&S must have delivered each of the documents required to be delivered by it pursuant to this Agreement and all such documents are reasonably satisfactory to Transnational and Spitz.

(c)                                  No Legal Impediment.  No suit, action, or proceeding will be pending or threatened before any governmental or regulatory authority wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would (1) prevent consummation of any of the transactions contemplated by this Agreement as reasonably determined by Transnational (2) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (3) adversely affect the right of Transnational to own the E&S Stock.

(d)                                 No Material Adverse Effect.  From the date hereof to the Closing Date, E&S shall not have suffered a Material Adverse Effect caused or contributed by E&S’s conducting of business other than in the ordinary course of business (and without the prior consent of Transnational to conduct business other than in the ordinary course) consistent with past and regular practices, except as otherwise provided in this Agreement, including but not limited to the Flight Simulator Divestiture.    It is hereby agreed and understood that for purposes of this Section 4.1(d), a Material Adverse Effect shall be strictly construed in accordance with the preceding sentence and, for the avoidance of doubt, a Material Adverse Effect shall not result from (w) the announcement, consummation, or termination of the Flight Simulator Divestiture, (x) downward movements in the stock price of E&S, (y) adverse changes in the business, assets or prospects of E&S in the ordinary course of business not caused or contributed to by E&S or (z) adverse changes in the business, assets or prospects of E&S arising solely from the announcement of the transactions contemplated by this Agreement.  E&S will have delivered to Transnational and Spitz a certificate dated as of the Closing Date, to the effect that no Material Adverse Effect caused or contributed to by E&S’s conducting of business other than in the ordinary course of business shall have occurred, or if that is not the case, including a description of the extent to which such Material Adverse Effect does exist.  Notwithstanding the immediately preceding provisions to the contrary, Transnational and Spitz agree that E&S intends to pursue the Flight Simulator Divestiture. Pursuant to the Flight Simulator Purchase Agreement and the proposed Flight Simulator Divestiture, E&S intends to materially effect and change the assets, business and affairs of E&S.  Accordingly, neither E&S’s execution of the Flight Simulator Purchase Agreement, nor the Flight Simulator Divestiture shall be deemed to constitute activity outside the “ordinary course” for purposes of this Agreement.

4.3                                 Preparation and Delivery of Proxy Statement.  E&S shall promptly provide copies to Transnational of the Proxy Statement (as defined in Section 5.15) and any amendments thereto which are filed by E&S prior to the Closing Date in connection with the Asset Purchase Agreement (the “Flight Simulator Purchase Agreement”) between E&S and Rockwell Collins, Inc. (the “Flight Simulator Prospective Purchaser”) pursuant to which the Flight Simulator Prospective Purchaser shall purchase, and E&S shall sell, transfer and assign, substantially all of the flight simulator business of E&S (such purchase and sale being referred to as the “Flight Simulator Divestiture”).  The Proxy shall attach a copy of the Flight Simulator Purchase Agreement, and shall be amended or updated by E&S as necessary in accordance with the requirements of the SEC and good corporate practices.

SECTION 5
ADDITIONAL COVENANTS OF THE PARTIES

5.1                                 Registration of E&S Stock.  Upon the Closing, E&S agrees to use its best efforts to fulfill its obligations under the Registration Rights Agreement in substantially the form attached hereto as Exhibit B (the “Registration Rights Agreement”).  The end of the last trading day before the Company seeks effectiveness of the registration statement pursuant to the Registration Rights Agreement shall be referred to as the “Registration Date.”

5.2                                 Payment of Accounts Receivable and Expenses

(a)                                  Accounts Receivable Primary Repayment Amount.  Between the date of this Agreement and the Closing Date, Spitz may transfer to Transnational an amount equal to Five Hundred Thousand Dollars ($500,000) (or in such lesser amount in accordance with Section 1.7) in partial payment of the outstanding accounts receivable payable to Transnational by Spitz (such payment amount being referred to as the “Accounts Receivable Primary Repayment Amount”).  With the prior written consent of E&S, which consent shall not be unreasonably withheld, Spitz may borrow the Accounts Receivable Primary Repayment Amount to be paid to Transnational, provided that (i) any such loan or borrowing must be immediately re-payable by Spitz or its successor, and (ii) any fees, interest, or other costs incurred as a result of, or associated with, such borrowing must be offset against and reduce the Accounts Receivable Primary Repayment Amount payable to Transnational as specified above.  Prior to the payment of the Accounts Receivable Primary Repayment Amount, Transnational shall deliver to E&S written notice (the “Accounts Receivable Notice”) of (i) the Accounts Receivable Primary Repayment Amount paid by Spitz to Transnational, (ii) the form of payment of the Accounts Receivable Primary Repayment Amount, and (iii) if financed by Spitz, the method of financing of such Accounts Receivable Primary Repayment Amount together with a request that E&S consent to such financing in accordance with the preceding sentence.

(b)                                 Accounts Receivable Costs and Expenses Repayment Amount.  Spitz shall be permitted to transfer to Transnational from time to time sufficient cash for Transnational to pay for its costs and expenses in the ordinary course as incurred (which costs and expenses shall not exceed Three Hundred Twenty Five Thousand Dollars ($325,000)) between February 21, 2005 and the Closing Date, including, without limitation, (i) legal fees and disbursements and other costs and expenses in connection with the transactions contemplated hereby, and (ii) the payment of up to $5,000 of the legal expenses incurred by Messrs. Shaw and Dailey in connection with the negotiation of their employment arrangements with E&S.  Such transfers shall be applied as payments of the outstanding accounts receivable payable to Transnational by Spitz (the aggregate amount of such payments being referred to as the “Accounts Receivable Costs and Expenses Repayment Amount”).

(c)                                  No other Transfers.  Except for (x) the payment of the Accounts Receivable Primary Repayment Amount pursuant to Section 5.2(a) and (y) the payment of the Accounts Receivable Costs and Expenses Payment Amount pursuant to Section 5.2(b), Transnational will not take any cash or other material consideration from Spitz prior to Closing.  The parties agree that, for Tax purposes, the payment of the Accounts Receivable Primary Repayment Amount and the Accounts Receivable Costs and Expenses Repayment Amount as contemplated by this Section 5.2 shall be treated as an event independent and separate from the exchange of Spitz Stock for E&S Stock as contemplated hereby, and that they will take no action inconsistent with the position that the transfer of the Accounts Receivable Primary Repayment Amount and the Accounts Receivable Costs and Expenses Repayment Amount shall be treated as partial repayment of the outstanding accounts receivable payable to Transnational by Spitz.  The parties hereto agree and acknowledge that the portion of the accounts receivable payable by Spitz to Transnational remaining as of the Closing after giving effect to the payment of the Accounts Receivable Primary Repayment Amount (including any portion that is paid by the issuance of additional shares of E&S Stock in accordance with Section 1.7) and the Accounts Receivable Costs and Expenses Repayment Amount shall be automatically contributed to the capital of Spitz by Transnational immediately prior to the Closing (and, for the avoidance of doubt, prior to the effectiveness of the Cross Release).  Such contribution to capital shall be documented in writing in a form reasonably satisfactory to E&S.

5.3                                 Access and Investigation.

(a)                                  Between the date of this Agreement and the Closing Date, Transnational and Spitz will, and will cause their respective representatives to, (i) afford E&S and its representatives access to their personnel, properties, contracts, books and records, and other documents and data, as reasonably requested by E&S; (ii) furnish E&S and its representatives with copies of all such contracts, books and records, and other existing documents and data as E&S may reasonably request in connection with the transaction contemplated by this Agreement; and (iii) furnish E&S and its representatives with such additional financial, operating, and other data and information as E&S may reasonably request.  With the prior consent of Spitz, which consent will not be unreasonably withheld, E&S and its respective representatives, may communicate in connection with its examination of Spitz with any person having business dealings with Spitz.  All of such access, investigation and communication by E&S and its representatives will be conducted after reasonable advance notice and in a manner designed not to interfere unduly with the normal business operations of Transnational or Spitz.

As an accommodation to Transnational, unless otherwise agreed by E&S (as provided below), for a period not to exceed the later of (i) eight months from the Closing Date; or (ii) two months after registration of the E&S Stock in accordance with Section 5.1 above, E&S and Spitz will, and will cause their respective representatives to, afford Transnational and its representatives access to the books and records, and other documents and data, related to Transnational (including, without limitation, records and other information necessary to prepare and file tax returns and other documents required to be filed with governmental authorities) that is in the possession or control of Spitz and/or E&S, as reasonably requested by Transnational.  Such information shall be requested and provided on a “need to know” basis for the purposes of orderly winding up and dissolving the operations of Transnational, including but not limited to the preparation and filing of final tax returns and the settlement of any claims or causes of action against Transnational.  Notwithstanding the immediately foregoing, additional access to the books, records, and other documentation of Transnational may be provided for reasonable purposes upon obtaining the consent of E&S, which consent will not be unreasonably withheld, conditioned, or delayed.  E&S or Spitz may require Transnational and its representatives to execute confidentiality agreements, and Transnational and its representatives shall take reasonable precautions to maintain the confidentiality of such information.

5.4                                 Confidentiality.

(a)                                  Between the date of this Agreement and the Closing Date (or for a period of two years from the date hereof if the Closing does not occur), Transnational, Spitz and E&S will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Transnational, Spitz and E&S to maintain in confidence, and not use to the detriment of another party any written, oral, or other information obtained in confidence (“Confidential Information”) from another party in connection with this Agreement or the transactions contemplated hereby, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transaction contemplated by this Agreement, (c) the furnishing or use of such information is required by legal proceedings provided that the party making disclosure provides reasonable advance notice to the other party, or (d) the furnishing of such information is to professional advisors under a duty of confidentiality, as necessary to consummate the transactions contemplated by this Agreement.  Transnational, Spitz and E&S agree that the Confidential Information will be used solely for the purposes of evaluating the other parties hereto in connection with the transactions contemplated in connection with this Agreement and that such information will not be used or disclosed other than in furtherance of such purpose under the terms of this Agreement.  In the event that this Agreement is terminated, then each of the parties agrees to promptly return any Confidential Information belonging to the other party.

(b)                                 Upon the Closing and for a period of two years following the Closing, each of Transnational, Spitz and E&S shall use its best efforts to cause its directors, officers, employees, agents, and advisors to, (a) hold in strict confidence and not disclose to any person any and all Confidential Information and (b) refrain from using any such Confidential Information for any personal advantage; provided, that each of Transnational, Spitz and E&S shall be free to disclose and use all or any of such Confidential Information which can be shown to have been a matter of public knowledge other than as a result of any action or omission by or on behalf of such party; provided, further, that the provisions of this Section 5.4(b) shall not bind E&S after the Closing from using any of the information of the business of Spitz in any respect whatsoever.

5.5                                 Public Announcements.  Transnational, Spitz and E&S agree that they will not make any public announcements relating to this Agreement or the transactions contemplated herein without the prior written consent of the other party, except as may be required upon the written advice of counsel to comply with applicable laws or regulatory requirements after consulting with the other party hereto and seeking their consent to such announcement.

5.6                                 Notification.  Between the date of this Agreement and the Closing Date, each of the parties to this Agreement will promptly notify the other parties in writing if it becomes aware of any fact or condition that causes or constitutes a material breach of any of its representations and warranties as of the date of this Agreement, if it becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  During the same period, each party will promptly notify the other parties of the occurrence of any material breach of any of its covenant in this Agreement or of the occurrence of any event that may make the satisfaction of the conditions to close in Section 4 impossible or unlikely.

5.7                                 Conduct of Spitz Prior to Closing.  From the date of this Agreement to the Closing Date or the earlier termination of this Agreement, other than the consummation of the transactions contemplated by this Agreement (including, without limitation, the payment of the Accounts Receivable Primary Repayment Amount and the Accounts Receivable Costs and Expenses Repayment Amount), Transnational and Spitz agree that Spitz will (i) conduct its business only in a normal and ordinary course and in substantially the same manner as historically conducted, (ii) use its best efforts to preserve intact the business organization and goodwill of Spitz and maintain the relationships of persons having business relationship with Spitz, (iii) make no change in its Board of Directors or senior management without the approval of E&S, (iv) keep E&S advised of developments in its business and of any significant decisions concerning the operation of its business, (v) not issue any additional shares of Spitz Stock or any other class of stock, securities convertible into common stock or any other class of stock, or issue or grant any option, warrants or rights concerning the same, for consideration or otherwise or issue any other securities however denominated, (vi) not make any change to any material agreement or incur any material liabilities without E&S’s consent, (vii) not pay (except in the ordinary course of business after disclosing the same to E&S) any bonuses or increases in compensation to any director, officer or any employee, (viii) not incur any liability, obligation or indebtedness other than trade payables in the ordinary course of business or encumber or permit the encumbrance of any properties or assets of Spitz, without E&S’s consent, (ix) not dispose of or contract to dispose of any property or assets of Spitz except in the ordinary course of business consistent with past practice, (x) provide E&S with interim financial statements, prepared in no event less frequently than monthly, within thirty (30) days of the end of the applicable month (it being agreed and understood that, as to monthly interim financial statements that are not quarterly interim financial statements, revenue will be shown as $0.00 because Spitz only calculates revenue under the cost of completion method on a quarterly basis), or (xi) enter into any related party transaction other than as permitted by this Agreement.

5.8                                 Disclosure Schedule Update.  Transnational and Spitz shall update, as necessary, each Disclosure Schedule prepared by Transnational or Spitz and attached to this Agreement, between the date of this Agreement and the Closing Date to reflect information that would be required to be set forth on said Disclosure Schedule in order for the representations and warranties contained in the corresponding section of this Agreement to be true and correct on and as of the date of such updated Disclosure Schedule (it being agreed and understood that such representations and warranties are not being made on and as of such date).

5.9                                 Non-Competition.  As a material inducement to E&S’s entering into this Agreement and its acquisition of Spitz, Transnational agrees that for a period of three years following the Closing Date, without the prior written consent of E&S, it will not as a principal or agent, or through any person, company, partnership, association or other entity:

(a)                                  employ, engage or seek to employ or engage any person who is employed or engaged by Spitz or E&S;

(b)                                 cause or attempt to cause any supplier, customer, client, employee, consultant, officer, director or person having a business relationship with Spitz or E&S to terminate or materially reduce its relationship with either Spitz or E&S; or

(c)                                  participate or engage in (other than through the ownership of 5% or less of any class of securities registered under the Securities Exchange Act of 1934, as amended) or assist, financially or otherwise any person who participates or who is engaged in, the business or activities of Spitz as conducted immediately prior to the date of this Agreement, including but not limited to the activities of designing, manufacturing or producing planetarium theaters, simulators, projection domes, architectural domes, entertainment theaters, or custom theater attractions.  The parties recognize that the law and public policies of the various states of the United States may differ as to the validity and enforceability of covenants similar to those set forth in this Section 5.8.  It is the intention of the parties that the provisions of this Section 5.8 be enforced to the fullest extent permissible under the law and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions of this section will not render unenforceable, or impair, the remainder of the provisions of this section.  The parties further agree that any remedy at law for any violation of the provisions of this section would be inadequate, and Transnational hereby consent to the granting by any court of an injunction or other equitable relief without the necessity of actual monetary loss being provided, in order that the breach or threatened breach of such provisions may be effectively restrained.

5.10                           Employee Matters.

(a)                                  On and after the Closing Date, E&S shall, or shall cause Spitz to, promptly pay or provide when due all compensation and benefits as provided pursuant to the terms of, and to honor in accordance with their currently existing terms (except to the extent amended or terminated in accordance with such terms), all compensation arrangements, employment agreements and employee or director benefit plans, programs and policies which are in existence and disclosed to E&S as of the date hereof for all employees (and former employees) and directors (and former directors) of Spitz.  Nothing in this Section 5.9 shall be deemed or construed to (i) create any direct or indirect rights to the employees, officers, or directors of Spitz, (ii) require the continued employment of any person, or (iii) preclude E&S or Spitz (following the Closing Date) from entering into employment agreements or instituting benefits plans for Spitz similar to those agreements and benefits plans currently offered by E&S to its employees.

(b)                                 Employees of Spitz who continue as employees of E&S or Spitz after the Closing shall be given credit for all service with Spitz and Transnational, to the same extent as such service was credited for such purpose by Spitz, under each employee benefit plan, program, or arrangement of E&S and/or its subsidiaries in which such employees are eligible to participate for all purposes, except for purposes of benefit accrual, under defined benefit pension plans, and, in all cases, except to the extent such credit would result in duplication of benefits, or except to the extent that any such benefits have been frozen or terminated.  If employees of Spitz become eligible to participate in a medical, dental or health plan of Spitz, E&S or its other subsidiaries, E&S shall cause such plan to (i) waive any preexisting condition limitations for conditions covered under the applicable medical, health or dental plans of Spitz and/or Transnational for employees and their beneficiaries enrolled in such plans of Spitz on the Closing Date; and (ii) honor any deductible and out of pocket expenses incurred by the employees and their beneficiaries under such plans during the portion of the calendar year prior to such participation (e.g., if converted to E&S medical plan effective March 1, 2006, Spitz employees would be given credit for deductible and out-of-pocket expenses incurred in January and February 2006).  Notwithstanding the foregoing, in no event shall the employees be entitled to any credit for service, deductibles or out of pocket expenses to the extent that it would result in a duplication of benefits with respect to the same period of service, deductible or out of pocket expenses.

(c)                                  Employees of Spitz whose employment is not continued by E&S shall be entitled to such termination compensation and benefits as in place as of the date of this Agreement, and shall not be entitled to compensation under any plan maintained by E&S.

(d)                                 Employees of Spitz who are to be employed by E&S shall be required to execute E&S’s standard employment forms, including but not limited to, Confidentiality and Invention agreements.

5.11                           Reservation of E&S Stock Shares.  In order to secure the rights of E&S pursuant to those indemnification provisions contained in Section 7 below, Transnational covenants and agrees to hold, and to refrain from transferring, pledging, or otherwise encumbering, that number of shares of the E&S Stock calculated by dividing One Million Dollars ($1,000,000) by the 60 Day Average defined above, which shares shall be held for a period of six (6) months following the Closing Date.  Such shares shall be held by Transnational, free and clear of any liens, in order to offset and satisfy any Losses (as that term is defined in Section 7 below).  If any action or proceeding is instituted by E&S pursuant to the terms of this Agreement prior to the expiration of the six (6) months following the Closing Date, Transnational agrees to hold such shares of the E&S Stock as reasonably required in order to resolve such arbitration, action or proceeding.

5.12                           Responsibility for Filing Tax Returns.  E&S shall prepare or cause to be prepared in accordance with past practices and applicable tax statutes, laws, and regulations, and shall file or cause to be filed all income Tax Returns for Spitz which are required to be filed after the Closing Date pursuant to applicable tax laws, other than income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of Transnational will include the operations of Spitz.  Any consolidated, unitary, or combined income Tax Return to be filed by Transnational shall be filed in accordance with past practices.  E&S shall permit Transnational to review and comment on each such income Tax Return described in the preceding sentence prior to filing and shall make such revisions to such income Tax Returns as are reasonably requested by Transnational.

5.13                           Tax Reorganization; Consistent Tax Treatment.  The parties to this Agreement agree to treat the transaction contemplated by this Agreement and the Transaction Documents as a tax-free reorganization pursuant to Section 368(a)(1)(C) of the Code for U.S. Tax purposes.  None of the parties to this Agreement shall take any action inconsistent with this Section 5.13, except as otherwise required by law or determination of the Internal Revenue Service.  In any proceeding related to the determination of any Tax, none of E&S, Spitz nor Transnational shall contend or represent that such treatment is not the correct treatment.  Notwithstanding any provision of this Agreement to the contrary, Transnational agrees to indemnify and hold E&S harmless from any Losses (as defined in Section 7.1 below) incurred as a result of Transnational’s reorganization pursuant to Section 368(a)(1)(C) of the Code.

5.14                           Transfer Restrictions.  Transnational hereby authorizes E&S to place the following legend denoting the restriction on the E&S Stock:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR WITH ANY STATE SECURITIES COMMISSION, AND MAY NOT BE TRANSFERRED OR DISPOSED OF BY THE HOLDER IN THE ABSENCE OF A REGISTRATION STATEMENT WHICH IS EFFECTIVE UNDER THE SECURITIES ACT AND APPLICABLE STATE LAWS AND RULES, OR, UNLESS, IMMEDIATELY PRIOR TO THE TIME SET FOR TRANSFER, SUCH TRANSFER MAY BE EFFECTED WITHOUT VIOLATION OF THE SECURITIES ACT AND OTHER APPLICABLE STATE LAWS AND RULES.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES (AND/OR THE SECURITIES ISSUABLE UPON CONVERSION OR EXERCISE HEREOF) MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

In addition, Transnational agrees that E&S may place stop transfer orders with its transfer agent with respect to such certificates in order to implement the restrictions on transfer set forth in this Agreement.  The legend set forth above shall be removed and E&S shall issue a certificate without such legend to the holder of the E&S Stock upon which it is stamped, if, unless otherwise required by state securities laws, (i) such shares of E&S Stock are registered for resale under the Securities Act, (ii) such holder provides E&S with an opinion of counsel, in a form reasonably acceptable to E&S, to the effect that a sale, assignment or transfer of the E&S Stock may be made without registration under the Securities Act and the transferee agrees to be bound by the terms and conditions of this Agreement, or (iii) such holder provides E&S with reasonable assurances (in the form of seller and broker representation letters) that the E&S Stock can be sold pursuant to Rule 144 of the Securities Act.  Following the date the Registration Statement (as defined in the Registration Rights Agreement) is declared effective by the SEC or at such earlier time as a legend is no longer required, E&S will no later than three (3) business days following the receipt by E&S’s transfer agent of a legended certificate from such holder representing such holder’s shares of E&S Stock, deliver or cause to be delivered to such holder a certificate representing such shares of E&S Stock that is free from all restrictive and other legends.

5.15                           Preparation and Delivery of Proxy Statement.

(a)                                  E&S shall prepare and file with the SEC proxy materials, and any amendments or supplements thereof relating to the matters to be submitted to the holders of the Common Stock of E&S in connection with the Flight Simulator Divestiture and, to the extent applicable, the transactions contemplated hereunder (such proxy statement, and any amendments or supplements thereto, are collectively referred to herein as the “Proxy Statement”).  E&S shall promptly provide copies to Transnational of the Proxy Statement (and all amendments and supplements thereto) upon filing with the SEC.  Transnational and Spitz shall cooperate and promptly provide E&S with all information regarding Transnational and Spitz as E&S shall reasonably request in connection with the filing or approval of the Proxy Statement.

(b)                                 In the event that the Flight Simulator Purchase Agreement is terminated in accordance with its terms, E&S shall promptly deliver a copy of any Proxy filed with the SEC, as well as a written notice to Transnational (the “Flight Simulator Divestiture Termination Notice”) (x) stating that the Flight Simulator Purchase Agreement has been terminated, and (y) setting forth the reasons for the termination.  For the avoidance of doubt, upon the delivery of the Flight Simulator Divestiture Termination Notice, E&S shall have no further obligations under Section 5.15(a) to the extent that stockholder consent is not required in connection with the transactions contemplated hereunder.

5.16                           Transnational Consent Solicitation.  Upon receipt of the first draft of the Proxy Statement filed with the SEC or the Flight Simulator Termination Notice from E&S pursuant to Section 5.15 above, Transnational and Spitz shall promptly prepare and deliver a consent solicitation to each entity’s stockholders and use commercially reasonable efforts to obtain the shareholders’ consent, which consent solicitation shall seek the consent of the stockholders to the transaction contemplated hereunder. Transnational shall promptly provide copies to E&S of the consent solicitation (and all amendments and supplements thereto) upon delivery to the stockholders of Transnational, and the consent solicitation shall constitute valid consent under Transnational’s bylaws.

5.17                           Transnational Post-Closing Officer Letter Agreements.  E&S acknowledges and agrees that Jon Shaw and Paul Dailey shall continue to serve as officers of Transnational after the Closing pursuant to their respective Transnational Post-Closing Officer Letter Agreement in such capacity as described in Section 1.4 above.  E&S hereby further agrees that after the Closing it shall not directly or indirectly prevent, or otherwise interfere with, the satisfaction of the obligations of Messrs. Shaw and Dailey under their respective Transnational Post-Closing Officer Letter Agreement.  Transnational covenants and agrees to procure or maintain fully-paid insurance policies providing Directors and Officers and Errors and Omission coverage for Messrs. Shaw’s and Dailey’s work on behalf of Transnational following Closing (“Post-Closing Insurance”).  Such Post-Closing Insurance shall be in amounts and upon terms reasonably agreeable to E&S in accordance with E&S’s insurance policies and procedures.

SECTION 6
TERMINATION

6.1                                 Termination.  This Agreement may be terminated at any time prior to the Closing Date by:

(a)                                  mutual agreement in writing of Transnational and E&S;

(b)                                 Transnational, upon written notice to E&S, if any of the conditions set forth in Section 4.2 will not be able to be fulfilled by E&S on or before the Termination Date

(c)                                  E&S, upon written notice to Transnational, if any of the conditions set forth in Section 4.1 will not be able to be fulfilled on or before the Termination Date

(d)                                 Transnational or E&S, upon written notice to the other, if any permanent injunction or other order of a governmental entity of competent authority preventing the consummation of the transactions contemplated by this Agreement has become final and non-appealable.

(e)                                  Transnational or E&S, upon written notice to the other, if for any reason the Closing has not occurred within three (3) months of the date of this Agreement (the “Termination Date”).

6.2                                 Effect of Termination.  In the event of the termination of this Agreement as provided in Section 6.1, this Agreement will be of no further force or effect; provided, however, that no termination of this Agreement will relieve any party of liability for any breach of this Agreement that is based on a wrongful refusal or failure to perform any obligations or for any covenant that by its nature survives termination of this Agreement.

SECTION 7
INDEMNIFICATION; REMEDIES; SURVIVAL

7.1                                 Certain Definitions.  For the purposes of this Section 7, the terms “Loss” and “Losses” means any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including without limitation, interest, penalties, fines and reasonable attorneys’, accountants’ and other professional fees and expenses, but excluding any indirect, consequential or punitive damages suffered by E&S, Transnational, or Spitz including damages for lost profits or lost business opportunities.

7.2                                 Agreement of Transnational to Indemnify E&S.  From and after the Closing, subject to the terms and conditions of this Section 7, Transnational will indemnify, defend, and hold harmless E&S, its officers, directors, shareholders, employees, counsel and affiliates from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by E&S by reason of, resulting from, based upon or arising out of:

(a)                                  the breach by Transnational or Spitz of any representation or warranty of Transnational or Spitz contained in or made pursuant to this Agreement, any Transaction Document or certificate or instrument delivered pursuant to this Agreement; and

(b)                                 the breach or partial breach by Transnational or Spitz of any covenant or agreement of Transnational or Spitz made in or pursuant to this Agreement, or any Transaction Document or other certificate or instrument delivered pursuant to this Agreement.

7.3                                 Agreement of E&S to Indemnify Transnational.  From and after the Closing, subject to the terms and conditions of this Section 7, E&S will indemnify, defend, and hold harmless Transnational, its officers, directors, shareholders, employees, counsel and affiliates from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Transnational by reason of, resulting from, based upon or arising out of:

(a)                                  the breach by E&S of any representation or warranty of E&S contained in or made pursuant to this Agreement, any Transaction Document or certificate or instrument delivered pursuant to this Agreement; and

(b)                                 the breach or partial breach by E&S of any covenant or agreement of E&S made in or pursuant to this Agreement, or any Transaction Document or other certificate or instrument delivered pursuant to this Agreement.

7.4                                 Procedures for Indemnification.  As used herein, the term “Indemnitor” means the party against whom indemnity hereunder is sought, and the term “Indemnitee” means the party seeking indemnification hereunder.

(a)                                  A claim for indemnification hereunder (“Indemnification Claim”) must be made by Indemnitee by delivery of a written notice to Indemnitor requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Losses and, in the case of a Third Party Claim (as defined in Section 7.5), containing such other information as Indemnitee has concerning such Third Party Claim.

(b)                                 If the Indemnification Claim involves a Third Party Claim, the procedures set forth in Section 7.5 hereof must be observed by Indemnitee and Indemnitor.

(c)                                  If the Indemnification Claim involves a matter other than a Third Party Claim, Indemnitor will have 30 business days to object to such Indemnification Claim by delivery of a written notice of such objection to Indemnitee specifying in reasonable detail the basis for such objection.  Failure to timely so object will constitute acceptance of the Indemnification Claim by Indemnitor and the Indemnification Claim will be paid in accordance with Section 7.4(d).  If an objection is timely interposed by Indemnitor and the dispute is not resolved within 30 business days from the date Indemnitee receives such objection, such dispute may be resolved in accordance with Section 8.12 hereof.

(d)                                 Upon a final determination of the amount of an Indemnification Claim, whether by agreement between Indemnitor and Indemnitee or by a court of competent jurisdiction, Indemnitor will pay the amount of such finally determined Indemnification Claim within ten days of the date such amount is determined.

7.5                                 Defense of Third Party Claims.  Should any claim be made, or suit or proceeding (including, without limitation, a binding arbitration or an audit by any taxing authority) be instituted by a third party against Indemnitee which, if prosecuted successfully, would be a matter for which Indemnitee is entitled to indemnification under this Agreement (a “Third Party Claim”), the obligations and liabilities of the parties hereunder with respect to such Third Party Claim will be subject to the following terms and conditions:

(a)                                  Indemnitee must give Indemnitor written notice of any such claim promptly after receipt by Indemnitee of actual notice thereof, and Indemnitor shall undertake the defense thereof by representatives of its own choosing reasonably acceptable to Indemnitee.  If Indemnitor undertakes the defense of such claim, Indemnitor will have the exclusive right to defend, contest and litigate the Third Party Claim, and the exclusive right, subject to the terms of Section 7.6 below, in its discretion, in good faith, and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as its deems fair and reasonable; provided that at least 10 days prior written notice of the intended settlement must be provided to Indemnitee.  If, however, Indemnitor fails or refuses to undertake the defense of such claim within 30 business days after written notice of such claim has been given to Indemnitor by Indemnitee, Indemnitee will have the right to undertake the defense, compromise and settlement of such claim with counsel of its own choosing.  In the circumstances described in the preceding sentence, Indemnitee will, promptly upon its assumption of the defense of such claim, make an Indemnification Claim as specified in Section 7.4(a).

(b)                                 Indemnitee and Indemnitor will cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing, without expense to Indemnitor, management employees of Indemnitee as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as witness in any proceeding relating to such claim.

7.6                                 Settlement of Third Party Claims.  In connection with any settlement of a Third Party Claim negotiated by Indemnitor, Indemnitee will not be required to take any of the following actions:

(a)                                  enter into any settlement that does not include the delivery by the claimant or plaintiff to Indemnitee of an unconditional release from all liability with respect to the Third Party Claim.

(b)                                 enter into any settlement that requires Indemnitee to take any affirmative action as a condition of the settlement.

(c)                                  consent to the entry of judgment that does not include a full dismissal of the litigation or proceedings against Indemnitee with prejudice.

7.7                                 Limitations of Liability.

(a)                                  The parties agree that Transnational’s and Spitz’s possible liability under Section 7.2(a) and E&S’s possible liability under Section 7.3(a) will be expressly limited to an amount not to exceed One Million Dollars ($1,000,000.00).

(b)                                 No claims for indemnification under Sections 7.2(a) or 7.3(a) will be made after that date which is six (6) months after the date of the Closing Date.

7.8                                 Survival of Representations and Warranties and Covenants.  The representations and warranties made by the parties will survive the Closing for a period of six (6) months from the Closing Date.

7.9                                 Net Losses; Subrogation; Mitigation.

(a)                                  Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by an Indemnitee shall be calculated after giving effect to (i) any insurance proceeds received by the Indemnitee (or any of its affiliates) with respect to such Losses and (ii) any recoveries obtained by the Indemnitee (or any of its affiliates) from any other third party.  Each Indemnitee shall exercise reasonable best efforts to obtain such proceeds, benefits and recoveries.  If any such proceeds, benefits or recoveries are received by an Indemnitee (or any of its affiliates) with respect to any Losses after an Indemnitor has made a payment to the Indemnitee with respect thereto, the Indemnitee (or such affiliate) shall pay to the Indemnitor the amount of such proceeds, benefits or recoveries (up to the amount of the Indemnitor’s payment).

(b)                                 Upon making any payment to an Indemnitee in respect of any Losses, the Indemnitor shall, to the extent of such payment, be subrogated to all rights of the Indemnitee (and its affiliates) against any third party in respect of the Losses to which such payment relates.  Such Indemnitee (and its affiliates) and Indemnitor shall execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

(c)                                  To the extent that any breach of any representation or warranty contained in this Agreement or any other provision of this Agreement is capable of remedy, the Indemnitee shall afford the Indemnitor a reasonable opportunity to remedy the matter complained of.

7.10                           Exclusive Remedy.  The parties hereby agree that, notwithstanding any provision in this Agreement to the contrary, the foregoing provisions of this Section 7 shall be the sole and exclusive means of recovery of a party hereto or any other person or entity entitled to indemnification under this Section 7 with respect to any claim made hereunder, and shall preclude the exercise of any other rights or remedies available to a party hereto or any other person or entity hereunder.  Notwithstanding the foregoing, the indemnification provisions of this Section 7 do not limit (i) any other potential remedies of any party with respect to fraud or willful misrepresentation or (ii) any party’s ability to seek specific performance or injunctive or other equitable relief.

SECTION 8
MISCELLANEOUS PROVISIONS

8.1                                 Effectiveness of Representations.  Each party is entitled to rely on the representations, warranties and agreements of each of the other parties and all such representation, warranties and agreement will be effective regardless of any investigation that any party has undertaken or failed to undertake.

8.2                                 Knowledge Defined.  As used herein, the term “knowledge” shall refer only to the actual knowledge of the person or party referenced.  An entity will be deemed to have “knowledge” of a particular fact or other matter if any individual who is serving as a director, president, vice president, secretary, or treasurer of such entity (or in any similar capacity) has knowledge of such fact or other matter.

8.3                                 Further Assurances.  Each of the parties hereto will cooperate with the others and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement.

8.4                                 Amendment.  This Agreement may not be amended except by an instrument in writing signed by each of the parties.

8.5                                 Expenses.  Except for those expenses of Transnational that may be paid by Spitz pursuant to Section 5.2 hereof, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, and accountants.

8.6                                 Entire Agreement.  This Agreement, the exhibits, schedules attached hereto and the other Transaction Documents contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, expressed or implied, with respect thereto.  The Letter of Intent between E&S, Spitz, and Transnational dated February 21, 2005 as well as any preceding correspondence or offers is expressly superseded and terminated by this Agreement.

8.7                                 Severability.  It is the desire and intent of the parties that the provisions of the Transaction Documents be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, in the event that any provision of the Transaction Documents would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, will be ineffective, without invalidating the remaining provisions of the Transaction Documents or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly construed so as not to be invalid, prohibited or unenforceable in such jurisdiction, it will, as to such jurisdiction, be so narrowly construed, without invalidating the remaining provisions of the Transaction Documents or affecting the validity or enforceability of such provision in any other jurisdiction.

8.8                                 Notices.  All notices and other communications required or permitted under to this Agreement must be in writing and will be deemed given if sent by personal delivery, faxed with electronic confirmation of delivery, nationally-recognized overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

If to Transnational or Spitz (prior to the Closing):

Transnational Industries, Inc.

U.S. Route 1 and Brandyvine Drive

Chadds Ford, Pennsylvania 19317

Attention:	Jon Shaw
Telephone:	(610) 459-5200
Facsimile:	(610) 459-3830

With a copy (which will not constitute notice) to:

Finn Dixon & Herling LLP

One Landmark Square, Suite 1400

Stamford, Connecticut 06901

Attention:	David I. Albin, Esq.
Telephone:	(203) 325-5031
Facsimile:	(203) 348-5777

If to E&S or Spitz (after the Closing):

Evans & Sutherland Computer Corporation

600 Komas Drive

Salt Lake City, Utah 84108

Attention:	David H. Bateman
Telephone:	(801) 588-1000
Facsimile:	(801) 588-4500

With a copy (which will not constitute notice) to:

Powell Goldstein LLP

901 New York Avenue, N.W.

Third Floor

Washington, D.C. 20001

Attention:	J. Christopher Rodgers, Esq.
Telephone:	(202) 347-0066
Facsimile:	(202) 624-7222

All such notices and other communications will be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a fax, when the party sending such fax has received electronic confirmation of its delivery, (c) in the case of delivery by nationally-recognized overnight courier, on the business day following dispatch and (d) in the case of mailing, on the third business day following mailing.

8.9                                 Headings.  The headings contained in this Agreement are for convenience purposes only and will not affect in any way the meaning or interpretation of this Agreement.

8.10                           Benefits.  This Agreement is and will only be construed as for the benefit of or enforceable by those persons party to this Agreement.

8.11                           Assignment.  This Agreement may not be assigned (except by operation of law) by any party without the consent of the other parties.

8.12                           Governing Law; Jurisdiction; Service of Process.

(a)                                  This Agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein without giving effect to conflict of laws principles thereof.

(b)                                 Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the States of Delaware, or, if it has or can acquire federal jurisdiction, in the United States District Court for the District of Delaware, and each of the parties to this Agreement consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

(c)                                  Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

8.13                           Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.  Any reference to any federal, state, local, or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The parties intend that each representation, warranty, and covenant contained herein will have independent significance.  If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.  The disclosures in the Disclosure Schedules hereto, and those in any supplement thereto, shall expressly refer to a section of this Agreement; provided, however, that any fact or circumstance disclosed with respect to a particular section shall likewise be deemed to be a disclosure with respect to another section if the relevance of the facts or circumstances disclosed is reasonably apparent on its face to such other section.

8.14                           Third Party Beneficiaries.  Except as expressly set forth in Section 7.2, Section 7.3 and this Section 8.14, this Agreement shall not confer any rights or remedies upon any individual or entity other than the parties hereto and their respective successors and permitted assigns, personal representatives, heirs and estates, as the case may be.

8.15                           Counterparts.  This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

8.16                           Facsimile Execution.  This Agreement may be executed by delivery of executed signature pages by fax and such fax execution will be effective for all purposes.

8.17                           Schedules and Exhibits.  The following schedules and exhibits are attached to this Agreement and incorporated herein.

Disclosure Schedule 2.5	No Spitz Subsidiaries
Disclosure Schedule 2.6	Noncontravention
Disclosure Schedule 2.7	Legal Proceedings
Disclosure Schedule 2.9	Filings, Consents, and Approvals
Disclosure Schedule 2.10	Spitz Financial Statements
Disclosure Schedule 2.11	Bank Accounts
Disclosure Schedule 2.12	Undisclosed Liabilities
Disclosure Schedule 2.13	Tax Matters
Disclosure Schedule 2.14	Absence of Changes and Events
Disclosure Schedule 2.15	Personal Property
Disclosure Schedule 2.16	Related Entities
Disclosure Schedule 2.18	Labor
Disclosure Schedule 2.19	Benefit Plans
Disclosure Schedule 2.20	Intellectual Property
Disclosure Schedule 2.21	Real Property
Disclosure Schedule 2.22	Material Contracts
Disclosure Schedule 3.6	E&S Filings, Consents and Approvals
Disclosure Schedule 3.10	Other Registration Rights

Exhibit A	Cross Release
Exhibit B	Registration Rights Agreement
Exhibit C	Opinion
Exhibit D	First Keystone Commitment Letter Agreement
Exhibit E	E&S Stock Calculation

[Signatures begin on the following page.]

EXECUTED on February 7, 2006.

E&S:

EVANS & SUTHERLAND COMPUTER CORPORATION,
A Utah Corporation

	By:	/s/ David A. Bateman
		Name:	David A. Bateman
		Title:	Vice President

TRANSNATIONAL:

TRANSNATIONAL INDUSTRIES, INC.,
A Delaware Corporation

	By:	/s/	Johnathan Shaw
		Name:	Johnathan Shaw
		Title:	President/CEO

SPITZ:

SPITZ, INC.,
A Delaware Corporation

	By:	/s/	Johnathan Shaw
		Name:	Johnathan Shaw
		Title:	President/CEO